Exhibit 99.1

Contacts:	Media Ameren Communications 314.554.2182 communications@ameren.com	Financial Analysts and Institutional Investors Andrew Kirk 314.554.3942 akirk@ameren.com

FOR IMMEDIATE RELEASE

Ameren Corporation announces leadership changes

Moehn, Singh, Smith promoted to new roles

ST. LOUIS (Oct. 14, 2025) – Ameren Corporation (NYSE: AEE) today announced organizational changes designed to drive consistent and continuously improving operating performance and enhance the breadth and depth of experience of its executive team, strengthening the company for the future. The changes are effective Jan. 1, 2026.

Michael Moehn, currently senior executive vice president and chief financial officer of Ameren Corporation and chairman and president of Ameren Services, as well as interim chairman and president of Ameren Missouri, will assume the newly created role of group president, Ameren Utilities. In this role, Moehn will oversee each of Ameren's operating utilities, with the presidents of Ameren Missouri, Ameren Illinois, and Ameren Transmission Company of Illinois reporting to him.

Lenny Singh, currently chairman and president of Ameren Illinois, will assume the role of executive vice president and chief financial officer of Ameren Corporation and chairman and president of Ameren Services. Moehn and Singh will continue reporting to Martin J. Lyons Jr., chairman, president and chief executive officer of Ameren Corporation. Patrick Smith Sr., currently senior vice president of operations and technical services, will assume the role of chairman and president of Ameren Illinois and report to Moehn.

"This strategic rotation of responsibilities reflects Ameren’s strong commitment to continuous improvement at all levels of our organization," Lyons said. "It is part of a deliberate process designed to consistently deliver exceptional value to our customers, the communities we serve and our shareholders, as the energy industry continues to evolve."

Shawn Schukar will continue to serve as chairman and president of Ameren Transmission Company of Illinois, which has driven significant value for customers and the company under his leadership.

Moehn joined Ameren in 2000 and has held numerous senior leadership roles across the company, with responsibility for areas including nuclear and customer operations, regulatory and legislative affairs, strategy, finance, accounting, risk management and digital. Prior to his current role, he served as chairman and president of Ameren Missouri. Moehn's full bio is available here.

"We’re positioning Ameren for even greater effectiveness and efficiency,” Lyons said. “This enhanced structure enables us to streamline decision-making, optimize resource allocation, and deliver more consistent, high-quality service to our customers. It also reinforces our commitment to operational excellence, financial discipline and strategic growth across all areas of the business."

Singh spent more than 30 years at Consolidated Edison Company of New York, where he served in a variety of roles across electric, natural gas and steam operations and shared services, before joining Ameren in 2022 as chairman and president of Ameren Illinois. His full bio is available here.

Since joining Ameren as a meter reader in 1985, Smith has served in a variety of leadership roles. In his current role, he is responsible for the oversight and support of all electric and natural gas field operations, including maintenance, engineering design, safety and training, reliability planning, dispatch operations, emergency response, and construction services for Ameren Illinois. His full bio is available here.

About Ameren Corporation

St. Louis-based Ameren Corporation powers the quality of life for 2.5 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution services, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects in the Midcontinent Independent System Operator, Inc. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn.com/company/Ameren.

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